Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

PALO ALTO, Calif., November 5, 2010 — Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the third quarter ended September 30, 2010.  The net loss for the third quarter of 2010 was $12.0 million compared to a net loss of $18.4 million for the third quarter of 2009.

Affymax recognized revenue for the quarter ended September 30, 2010 of $16.8 million compared to $29.2 million for the quarter ended September 30, 2009.  The decrease in revenue was the result of decreased collaboration revenue, driven primarily by lower reimbursement of clinical trial expenses, from its collaboration with Takeda Pharmaceutical Company Limited.

Research and development expenses for the quarter ended September 30, 2010 were $21.1 million compared to $37.2 million for the quarter ended September 30, 2009.  The decrease was primarily due to the completion of the treatment and follow up of Phase 3 clinical trials at the start of 2010.

General and administrative expenses for the quarter ended September 30, 2010 were $7.8 million compared to $10.7 million for the quarter ended September 30, 2009.  The decrease was primarily due to lower legal fees.

The company’s cash, investments and receivables from Takeda totaled $140.1 million as of September 30, 2010.  This does not include the gross $5.0 million generated from the Azimuth draw in October 2010.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™/peginesatide, has been evaluated in Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial condition, the continuation and success of the Company’s collaboration with Takeda, timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

AFFYMAX, INC.

UNAUDITED CONDENSED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$50,245	$125,296
Short-term investments	55,129	35,292
Receivable from Takeda	4,349	18,561
Income taxes receivable	—	1,443
Deferred tax assets	1,443	1,443
Prepaid expenses and other current assets	4,583	8,704
Total current assets	115,749	190,739
Property and equipment, net	4,250	5,469
Restricted cash	1,135	1,135
Long-term investments	30,344	7,978
Deferred tax assets, net of current	5,797	5,797
Other assets	200	392
Total assets	$157,475	$211,510
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,541	$464
Accrued liabilities	9,650	12,594
Accrued clinical trial expenses	28,899	39,499
Deferred revenue	31,187	71,972
UBS loan	—	9,192
Total current liabilities	71,277	133,721
Long-term income tax liability	9,425	9,425
Other long-term liabilities	1,448	1,459
Total liabilities	82,150	144,605

Stockholders’ equity
Common stock	24	24
Additional paid-in capital	452,670	441,795
Accumulated deficit	(377,443)	(374,859)
Accumulated other comprehensive income (loss)	74	(55)
Total stockholders’ equity	75,325	66,905
Total liabilities and stockholders’ equity	$157,475	$211,510

AFFYMAX, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Collaboration revenue	$16,784	$29,157	$105,771	$81,924
License and royalty revenue	6	4	15	13
Total revenue	16,790	29,161	105,786	81,937
Operating expenses:
Research and development	21,118	37,237	83,120	118,462
General and administrative	7,781	10,657	25,372	26,763
Total operating expenses	28,899	47,894	108,492	145,225
Loss from operations	(12,109)	(18,733)	(2,706)	(63,288)
Interest income	47	164	227	826
Interest expense	(35)	—	(104)	(1)
Other income (expense), net	67	163	(1)	163
Net loss before benefit for income taxes	(12,030)	(18,406)	(2,584)	(62,300)
Benefit for income taxes	—	(24)	—	(86)
Net loss	$(12,030)	$(18,382)	$(2,584)	$(62,214)
Net loss per share:
Basic and diluted	$(0.49)	$(0.97)	$(0.11)	$(3.43)
Weighted-average number of shares used in computing basic and diluted net loss per share	24,369	18,951	24,168	18,120